Exhibit 99.1

 Union Financial Bancshares, Inc. Announces Results for Quarter Ended December 31, 2003; Planned Restructuring Costs Are Expected to Improve Future Earnings

    UNION, S.C.--(BUSINESS WIRE)--Jan. 28, 2004--Union Financial Bancshares, Inc. (Nasdaq: UFBS), Union, South Carolina, the holding company for Provident Community Bank, N.A., announced a loss of $1.2 million, or $0.58 diluted earnings per share, for the quarter ended December 31, 2003 compared to net income of $452,000, or $0.22 diluted earnings per share, for the quarter ended December 31, 2002. The loss for the quarter ended December 31, 2003 was primarily due to a balance sheet restructuring designed to increase the Company's net interest margin and enhance future earnings. In addition, these steps were taken to restructure the Bank's balance sheet in connection with the Bank's conversion to a national bank.

    Restructuring Costs

    The restructuring consisted primarily of:

    -- the sale of $31.3 million of mortgage-backed securities with an average yield of 2.28% at a loss of $695,000. The proceeds from that sale were invested in mortgage-backed and government agency securities with an average yield of 4.00%;

    -- the prepayment of $5.0 million of Federal Home Loan Bank advances with an average rate of 6.25%. The penalty for prepayment of those borrowings was $381,000; and

    -- the write-down of the remaining $100,000 of mortgage servicing rights as the Company no longer services mortgage loans.

    The loss for the quarter ended December 31, 2003 was also due to an increase of $545,000 to the provision for loan losses due to two loans being downgraded and a third loan being charged-off. The allowance for loan losses at December 31, 2003 was $2.4 million, which represented 1.51% of total loans and 83.70% of non-performing loans, compared to an allowance for loan losses of $1.5 million at December 31, 2002, which represented 0.93% of total loans and 68.28% of non-performing loans.

    Financial Condition

    Total assets were $330.7 million at December 31, 2003, a $927,000, or 0.28%, decrease, from $331.6 million at December 31, 2002. Total loans decreased $6.1 million, or 3.8%, primarily due to increased principal payments and repayments on mortgage loans because of the low interest rate environment, which outpaced increased consumer, commercial and adjustable-rate mortgage loan originations. Cash and interest-bearing deposits increased $21.8 million, or 313.6%, due to securities purchased in December 2003 not settling until January 2004. The timing of the settlement of these securities purchased contributed to a decrease in investments and mortgage-backed securities of $16.5 million, or 11.8%. Total liabilities were $305.2 million at December 31, 2003, a $1.4 million, or 0.46% increase, from $303.8 million at December 31, 2002, primarily due to an increase in deposits offset by a decrease in borrowings. Deposits increased $22.7 million, or 11.3%, primarily due to deposit generation at the Rock Hill branch office. Borrowings decreased $20.2 million, or 21.6%, as the additional deposit growth allowed the Company to prepay $5.0 million of higher-costing Federal Home Loan Bank advances and allowed the Company not to renew an additional $6.0 million of borrowings that matured during the period.

    Commenting on the Company's results, Dwight V. Neese, President and Chief Executive Officer, stated: "We feel the recent restructuring, while negatively impacting our bottom line for the quarter, better positions the company for long term growth and profitability. We will continue to focus on our core operations, especially our commercial and consumer lines of business, as we move away from the traditional thrift structure and towards a more diversified community banking business model. We believe this represents the best way to maximize long-term value for our shareholders."

    Dividend Declared

    The Company declared a quarterly dividend of $0.10 per share on its outstanding common stock, payable on February 17, 2004 to shareholders of record January 30, 2004.

    Forward-Looking Statements

    Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-QSB and in its annual report on Form 10-KSB, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

    Union Financial Bancshares is the holding company for Provident Community Bank, N.A., which operates seven banking locations in the upstate area of South Carolina. At December 31, 2003, Union Financial had $330.7 million in total assets and stockholders' equity of $25.5 million.



                   Union Financial Bancshares, Inc.
                    Period Ending December 31, 2003

Financial Highlights
(Unaudited) ($ in thousands, except share data)


                                        December 31,
                          --------------------------------------------
Balance Sheet                2003        2002    $ Change    % Change

Total assets              $330,665    $331,592     ($927)      -0.28%
Cash and interest-bearing
 deposits                   28,702       6,939    21,763      313.63%
Investments &
 mortgage-backed
  securities               123,789     140,324   (16,535)     -11.78%
Loans receivable (net)     153,301     159,354    (6,053)      -3.80%
Goodwill and intangible
 assets                      4,848       5,484      (636)     -11.60%
Deposits                   223,131     200,422    22,709       11.33%
Advances and other
 borrowings                 73,500      93,700   (20,200)     -21.56%
Trust preferred corporate
 obligations                 8,000       8,000         0      100.00%
Stockholders' equity        25,508      27,805    (2,297)      -8.26%
Number of outstanding
 shares                  1,966,204   1,963,252     2,952        0.15%
Book value per
 share                      $12.97      $14.16    ($1.19)      -8.40%
Tangible book value
 per share                  $10.51      $11.37    ($0.86)      -7.58%



                                      Three Months Ended
                                         December 31,
                             -----------------------------------------
Income Statement             2003        2002     $ Change    % Change

Net interest income        $1,481      $2,044       ($563)     -27.54%
Provision for loan losses     725         180         545      302.78%
Net interest income after
 loan loss provision          756       1,864      (1,108)     -59.44%
Noninterest income           (418)        440        (858)    -195.00%
Noninterest expense         2,190       1,695         495       29.20%
Income tax                   (642)        157        (799)    -508.92%
Net income                ($1,210)       $452     ($1,662)    -367.70%
Earnings per share:
 Basic                     ($0.62)      $0.23      ($0.85)    -369.57%
Earnings per share:
 Dilutive                  ($0.58)      $0.22      ($0.80)    -363.64%




    CONTACT: Union Financial Bancshares, Inc.
             Dwight V. Neese, 864-429-1863